Exhibit 99.1

Bicycle Therapeutics Reports Second Quarter 2021 Financial Results and Provides Corporate Update

-	Entered exclusive license and collaboration agreement with Ionis Pharmaceuticals to develop targeted oligonucleotide therapeutics

-	Cash was $198.7 million as of June 30, 2021, which excludes $71.9 million received in July from both the Ionis collaboration upfront and net proceeds from the at-the-market offering program

-	Cash expected to provide financial runway through multiple clinical milestones expected in the second half of the year and into 2024

CAMBRIDGE, England, & BOSTON, August 5, 2021 – Bicycle Therapeutics plc (NASDAQ: BCYC), a biotechnology company pioneering a new and differentiated class of therapeutics based on its proprietary bicyclic peptide (Bicycle®) technology, today reported financial results for the second quarter ended June 30, 2021 and provided recent corporate updates.

“We have made significant progress executing on our ongoing company-sponsored clinical programs over the first half of the year and, looking forward, intend to announce interim clinical data from the Phase I portion of our Phase I/II clinical trials of BT5528 and BT8009, along with the expected Phase I/II BT7840 trial initiation, in the second half of the year,” said Kevin Lee, Ph.D., Chief Executive Officer of Bicycle Therapeutics. “Additionally, we believe our recent license and collaboration agreement with Ionis provides further validation for our contention that Bicycles have the potential to become a leading technology for the development of precision medicines. We remain well-funded and look forward to announcing multiple upcoming key clinical milestones in the second half of the year.”

Second Quarter 2021 and Recent Highlights

•	Entered into an Exclusive License and Collaboration Agreement with Ionis Pharmaceuticals to Develop Targeted Oligonucleotide Therapeutics. In July 2021, Ionis exercised its option under the terms of a December 2020 evaluation and option agreement and entered into an exclusive worldwide license and collaboration agreement for tissue-targeted delivery of oligonucleotide therapeutics using Bicycles with high affinity to the transferrin receptor (TfR1). Bicycle received $45 million upfront, which included a license fee, an option fee, and an $11 million equity investment. Bicycle is also eligible to receive development, regulatory and commercial milestone payments and royalties for programs developed under the collaboration.

•	Continued to Strengthen the Balance Sheet in the Second Quarter of 2021. The Company recognized gross proceeds from Bicycle’s at-the-market (ATM) offering program during the second quarter of 2021 totaling $14.4 million as of June 30, 2021, with an additional $30.8 million received in July 2021. Cash as of June 30, 2021 does not include $42 million of proceeds from the Ionis license and collaboration agreement or net proceeds from the ATM offering program received subsequent to the end of the second quarter of 2021.

Financial Results

•	Cash was $198.7 million as of June 30, 2021, compared to $136.0 million as of December 31, 2020. The increase in cash during the first six months of 2021 is primarily due to net proceeds of $72.8 million from the ATM offering program and net proceeds of $15.0 million from the debt facility with Hercules Capital, Inc., offset by cash used in operating activities. Cash of $198.7 million at June 30, 2021 is expected to provide financial runway through multiple clinical milestones and into 2024.

•	Research and development expenses were $11.7 million for the three months ended June 30, 2021, compared to $8.0 million for the three months ended June 30, 2020. The increase in expense of $3.7 million for the three months ended June 30, 2021 as compared to the same period in the prior year was primarily due to increased clinical program expenses for BT8009, a second-generation Bicycle Toxin Conjugate (BTC™) targeting Nectin-4, increased other unallocated discovery and platform related expenses due to the timing of development activities, and increased personnel-related expenses, including $0.6 million of incremental non-cash share-based compensation expense.

•	General and administrative expenses were $7.3 million for the three months ended June 30, 2021, compared to $6.2 million for the three months ended June 30, 2020. The increase of $1.1 million for the three months ended June 30, 2021 as compared to the same period in the prior year was primarily due to an increase in personnel-related costs, including $0.7 million of incremental non-cash share-based compensation expense, offset by a decrease in professional and consulting fees.

•	Net loss was $17.9 million, or $(0.74) basic and diluted net loss per share, for the three months ended June 30, 2021, compared to net loss of $12.1 million, or $(0.67) basic and diluted net loss per share for three months ended June 30, 2020.

About Bicycle Therapeutics

Bicycle Therapeutics (NASDAQ: BCYC) is a clinical-stage biopharmaceutical company developing a novel class of medicines, referred to as Bicycles, for diseases that are underserved by existing therapeutics. Bicycles are fully synthetic short peptides constrained with small molecule scaffolds to form two loops that stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycles attractive candidates for drug development. Bicycle is evaluating BT5528, a second-generation Bicycle Toxin Conjugate (BTC™) targeting EphA2, and BT8009, a second-generation BTC™ targeting Nectin-4, a well-validated tumor antigen, in company-sponsored Phase I/II trials. In addition, BT1718, a BTC™ that targets MT1-MMP, is being investigated in an ongoing Phase I/IIa clinical trial sponsored by the Centre for Drug Development of Cancer Research UK. Bicycle is headquartered in Cambridge, UK, with many key functions and members of its leadership team located in Lexington, MA. For more information, visit bicycletherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Bicycle’s expected cash runway; the availability and timing of data from clinical trials; the initiation of clinical trials; the therapeutic potential of Bicycle’s product candidates; statements regarding Bicycle’s collaboration with Ionis; the development and potential commercialization of potential product candidates using Bicycle’s technology and under its license and collaboration agreement with Ionis; the therapeutic potential for Bicycles in multiple applications; the potential of Bicycle’s platform to develop potential precision medicines; and Bicycle’s ability to achieve planned milestones. Bicycle may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as to Bicycle’s and its collaboration partners’ abilities to meet other anticipated deadlines and milestones, presented by the ongoing COVID-19 pandemic; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of Bicycle’s product candidates by Bicycle or its collaboration partners; the risk that Bicycle may not realize the intended benefits of its technology; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of Bicycle’s product candidates; risks related to Bicycle’s ability to maintain existing collaborations and realize the benefits thereof; expectations for regulatory approvals to conduct trials or to market products; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2021, as well as in other filings Bicycle may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Bicycle expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Bicycle Therapeutics plc

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Collaboration revenues	$1,785	$1,571	$3,593	$2,700
Operating expenses:
Research and development	11,722	7,958	21,415	15,728
General and administrative	7,340	6,196	15,479	11,197
Total operating expenses	19,062	14,154	36,894	26,925
Loss from operations	(17,277)	(12,583)	(33,301)	(24,225)
Other income (expense):
Interest income	23	371	38	583
Interest expense	(819)	—	(1,341)	—
Total other expense, net	(796)	371	(1,303)	583
Net loss before income tax provision	(18,073)	(12,212)	(34,604)	(23,642)
Benefit from income taxes	(160)	(97)	(500)	(204)
Net loss	$(17,913)	$(12,115)	$(34,104)	$(23,438)
Net loss per share, basic and diluted	$(0.74)	$(0.67)	$(1.48)	$(1.30)
Weighted average ordinary shares outstanding, basic and diluted	24,052,168	18,077,770	23,047,745	18,024,314

Balance Sheets Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Cash	$198,738	$135,990
Working capital	194,515	132,594
Total assets	226,048	161,152
Total shareholders' equity	142,050	95,460

Investors:

David Borah, CFA

VP, Capital Markets & Investor Relations

david.borah@bicycletx.com

617-203-8300

Media:

Consilium Strategic Communications

Sukaina Virji or Mary-Jane Elliott

bicycle@consilium-comms.com